UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2004

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2004 Broadcom Corporation entered into a lease agreement (the "Lease") with Irvine Commercial Property Company (the "Landlord"). Under the terms of the Lease, Broadcom’s headquarters will move from its present location in Irvine, California to a larger facility in Irvine eventually consisting of eight buildings with an aggregate of approximately 685,000 square feet. The new facility will be constructed in the University Research Park adjacent to the University of California, Irvine campus. The Lease is for a period of ten years and two months beginning after the completion of the first two buildings and related tenant improvements, which is anticipated to be in the first calendar quarter of 2007. The aggregate rent for the term of the Lease is approximately $183 million. In addition to rent, the Lease requires Broadcom to pay certain taxes, insurance and operating costs relating to the leased buildings, in amounts yet to be determined. Broadcom is also responsible for the costs of certain tenant improvements associated with the new facility but will be entitled to reimbursement for certain costs from the Landlord. Among other items, the Lease also provides for renewal options at then prevailing market rents and certain rights to lease additional space in the University Research Park.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

January 4, 2005	By:	David A. Dull

Name: David A. Dull
Title: Vice President of Business Affairs and General Counsel